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                                                                       Exh. 99.1




Investor Contact                              Media Contact
----------------                              -------------
Geoffrey Helliwell                            Thomas Anderson
Treasurer                                     Director, Corporate Communications
(781) 533-2032                                (781) 533-2225
(800) 225-3384                                (800) 225-3384
Geoffrey_Helliwell@Millipore.com              Thomas_Anderson@Millipore.com
--------------------------------              -----------------------------




         MILLIPORE CORPORATION ANNOUNCES COMPLETION OF THE DISTRIBUTION
                            OF MYKROLIS COMMON STOCK

BEDFORD, Massachusetts, February 27, 2002 - Millipore Corporation (NYSE/MIL) announced that it has completed the separation of Mykrolis Corporation (NYSE/MYK) through the distribution to its shareholders of all of the remaining shares of Mykrolis common stock owned by Millipore.

As previously announced, Millipore declared the dividend of Mykrolis common stock to Millipore stockholders of record as of 5:00 p.m. Eastern time on February 13, 2002. After the close of market today, February 27, 2002, Millipore distributed a total of 32,500,000 shares of Mykrolis common stock, which represents approximately 82.3 percent of the total outstanding common stock of Mykrolis. Millipore stockholders were issued .6768132 shares of Mykrolis common stock for each share of Millipore common stock held on February 13, 2002. Cash will be issued in lieu of fractional shares. Millipore has received a private-letter ruling from the U.S. Internal Revenue Service stating that the distribution to Millipore stockholders of whole shares of Mykrolis common stock will be tax free to Millipore and its stockholders for U.S. federal income tax purposes. Cash received in lieu of fractional shares is taxable.

Calculating Cost Basis

On or about February 14, 2002, Millipore mailed an information statement to Millipore stockholders of record as of 5:00 p.m. Eastern time on February 13, 2002. The information statement included information on the distribution ratio, Mykrolis Corporation and how to calculate the share cost basis of Mykrolis common stock received as a dividend.

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                                                                       Exh. 99.1

About Millipore

Millipore is a multinational, high technology company that provides technologies, tools and services for the development and production of new therapeutic drugs. It serves the life science research, biotechnology and pharmaceutical industries. For more information about Millipore visit www.millipore.com.

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